Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — OCTOBER 5, 2012

SKYLINE REPORTS FIRST QUARTER RESULTS

Skyline’s net sales for the first quarter of fiscal year 2013 were $49,920,000 as compared to $50,284,000 in the first quarter of fiscal 2012.

Net sales for Skyline’s housing segment were $30,912,000 in the first quarter of fiscal 2013 as compared to $29,143,000 in the first quarter of fiscal 2012.

Net sales for Skyline’s recreational vehicle segment were $19,008,000 in fiscal 2013’s first quarter as compared to $21,141,000 for the first quarter of fiscal 2012.

Fiscal 2013’s first quarter net loss was $3,468,000 as compared to fiscal 2012’s first quarter net loss of $6,845,000. On a per share basis, net loss was $.41 as compared to a net loss of $.82 for the same period a year ago.

Skyline continues to maintain its traditionally strong balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees and initiatives to increase revenues and reduce costs, should assist the Corporation in meeting challenges as they occur.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share and per share data)

	Three Months Ended August 31, (Unaudited)
	2012	2011
Net sales	$49,920	$50,284

Loss before income taxes	(3,468)	(6,845)
Benefit from income taxes	—	—

Net loss	$(3,468)	$(6,845)

Basic loss per share	$(.41)	$(.82)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	August 31, (Unaudited)
	2012	2011
ASSETS

Cash and temporary cash investments	$25,010	$38,412
Accounts receivable	11,011	10,593
Inventories	9,750	10,274
Other current assets	3,951	3,280

Total Current Assets	49,722	62,559

Property, Plant and Equipment, net	20,662	24,540

Other Assets	6,242	5,969

Total Assets	$76,626	$93,068

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$4,260	$3,318
Accrued liabilities	11,621	12,964

Total Current Liabilities	15,881	16,282

Other Deferred Liabilities	8,049	7,347

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	113,200	129,943
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	52,696	69,439

Total Liabilities and Shareholders’ Equity	$76,626	$93,068